Exhibit 99.1

May 18, 2012

Dear Shareholder,

This is to update you on the recent events and status of our company.

The performance of the 2 new Salt Lake City airport locations is setting new record highs for our airport units. The first one opened on April 6th and the second unit on April 30th. Both are operated by our franchisee, Hojeij, who currently operates over 100 airport concessions and is a highly respected operator in that industry segment. We estimate that our first military unit on the Aberdeen Proving Ground base will open in June followed by the second Aberdeen PX unit within 3 to 4 weeks of the first opening. The 3 units approved for Aberdeen will be operated under a joint venture agreement with MBUF LLC, and with whom we have executed a 26 unit development agreement for military base expansion of UFood.

As you may know from our recent press releases, UFood has been approved by the federal government in the Transportation building (FAA) and will be operated by Sodexo as a franchise unit with whom we have signed our first franchise agreement. We will keep you posted as events unfold on further approvals. Our British Columbia franchisee seeking to open 10 units in that province has completed a market study of Vancouver, and has several sites under review with the assistance of our vice president of development.

We are also addressing our additional financial needs as we open new units and greater demand is being placed on our staff to support these openings. Continued growth and addition of new units are paramount to securing our future. It is imperative that we obtain additional funding which we are diligently pursuing from a variety of sources and is necessary to sustain in the future of our company.

Finally, I want to share a situation with you that will have some uncertain outcome and you need to be fully aware of it. As previously disclosed in a Form 8-K filed on March 15, 2012, during the current audit of our 2011 financial statements and based on discussions with our auditors, Grant Thornton, it has been recently determined that warrants granted in 2009 and 2010 must be classified as liability rather than equity. Accordingly, we have delayed the 2011 Form 10-K filing pending the restatement of the 2009 and 2010 financial statements previously filed, and this delay will exceed the mandatory deadline as defined by the SEC. As a result of this delay, the securities of the common stock of the Company will not be eligible for quotation on the OTC Bulletin Board (“OTCBB”) pending the resolution of the matter heretofore described. It is expected that the common stock of the Company will be quoted in the pink sheets. The reclassification of the warrants will affect both the balance sheet and statement of operations previously reported by the company. However, this change will have no effect on the cash position of the company. We can apply for reinstatement to the OTCBB once the filing has been completed.

Sincerely,

George Naddaff

Chairman/CEO